Exhibit 99.1

[First Federal Bancshares of Arkansas, Inc. Logo]                   FOR
                                                              IMMEDIATE
                                                                RELEASE




1401 Highway 62/65 North         FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                 Larry J. Brandt/CEO
Harrison, AR  72602                          Tommy Richardson/COO
                                              Sherri Billings/CFO
                                                     870.741.7641



           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - July 25, 2006 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation's net income amounted to $2,275,000 or $0.45 basic earnings per share and $0.44 diluted earnings per share during the second quarter of 2006 compared to net income of $1,949,000 or $0.39 basic earnings per share and $0.37 diluted earnings per share during the second quarter of 2005. Earnings for the six months ended June 30, 2006 amounted to $4,260,000 or $0.85 basic earnings per share and $0.83 diluted earnings per share compared to earnings of $3,913,000 or $0.79 basic earnings per share and $0.75 diluted earnings per share for the same period ended June 30, 2005. Book value or stockholders' equity per share, at June 30, 2006, was $15.73.

Larry J. Brandt, CEO for the Corporation said, "I am very pleased to report that the quarter ended June 30, 2006 was the most profitable quarter in our 72 year history. The $2.3 million quarterly profit represents a return on average equity of 11.57%. We were also recognized in this quarter by US Banker magazine as one of the Top 200 Publicly Traded Community Banks for 2005 for the third consecutive year. In June, First Federal was honored as the Employer of the Year for 2005/2006 by the Arkansas Business and Professional Women. Our record earnings performance and the honors we have received this quarter are a reflection of our outstanding team members plus continued loyalty from our customers and stockholders."

Total assets at June 30, 2006 amounted to $883.1 million, total liabilities were $804.1 million and stockholders' equity totaled $79.0 million or 8.9% of total assets. This compares with total assets of $852.4 million, total liabilities of $774.6 million and stockholders' equity of $77.8 million or 9.1% of total assets at December 31, 2005. At June 30, 2006 compared to December 31, 2005, cash and cash equivalents increased $4.7 million or 22.3%, investment securities held to maturity increased $3.8 million or 6.8%, and net loans receivable increased $19.5 million or 2.7%. The $29.5 million or 3.8% increase in total liabilities was primarily due to an increase of $19.1 million or 3.1% in deposits and an increase of $10.2 million or 6.5% in Federal Home Loan Bank ("FHLB") of Dallas advances. The increases in deposits and FHLB advances were primarily used to fund loan growth. Stockholders' equity increased during the six month period ended June 30, 2006, due to net income in the amount of $4.3 million resulting from continued profitable operations, as well as the issuance of 97,731 shares of treasury stock totaling $743,000 as a result of the exercise of stock options.

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Such increases were partially offset by the purchase of 130,137 shares of treasury stock totaling $3.3 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $1.4 million.

Nonperforming assets, consisting of certain classified loans and repossessed assets, amounted to $14.2 million or 1.61% of total assets at June 30, 2006, compared to $14.1 million or 1.65% of total assets at December 31, 2005. At June 30, 2006, nonperforming assets consisted primarily of $6.2 million of nonaccrual loans and $6.2 million of restructured loans. Restructured loans at such date consisted of commercial and commercial real estate loans to two borrowers. The allowance for loan losses amounted to $2.4 million at June 30, 2006 or 0.31% of total loans and $2.1 million or .27% of total loans at December 31, 2005.

Net interest income, the primary component of net income, increased to $7.0 million and $13.9 million for the three and six months ended June 30, 2006 from $6.4 million and $12.9 million for the comparable periods in 2005. Net interest margin for the three months and six months ended June 30, 2006 was 3.46% and 3.44%, respectively, compared to 3.45% and 3.53%, respectively, for the same periods in 2005.

The provision for loan losses increased $72,000 to $359,000 for the three month period ended June 30, 2006 compared to $287,000 for the three month period ended June 30, 2005 and increased $107,000 to $643,000 for the six month period ended June 30, 2006 compared to $536,000 for the six month period ended June 30, 2005.

Noninterest income increased $361,000 or 20.9% to $2.1 million for the three month period ended June 30, 2006 compared to $1.7 million for the same period in 2005 and increased $1.1 million or 33.6% to $4.4 million for the six month period ended June 30, 2006 compared to $3.3 million for the same period in 2005. The increase in the three month comparison period was primarily due to an increase in deposit fee income. The increase in the six month comparison period was also due to an increase in deposit fee income as well as nonrecurring gains on sales of two properties of approximately $528,000. These properties represented excess land and a building adjacent to two existing branches.

Noninterest expenses increased $399,000 or 8.0% to $5.4 million for the three months ended June 30, 2006 compared to $5.0 million for the same period in 2005 and increased $1.5 million or 15.4% to $11.4 million for the six months ended June 30, 2006 compared to $9.9 million for the same period in 2005. Such increases were primarily due to increases in salaries and employee benefits.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 72nd year, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

                    Financial Tables Attached


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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (In thousands of dollars)
                           (Unaudited)



ASSETS                                             June 30,   December 31,
                                                     2005         2006
                                                   -------      -------

Cash and cash equivalents                        $  25,812    $  21,109
Investment securities held to maturity              60,534       56,695
Federal Home Loan Bank stock                         8,228        8,412
Loans receivable, net of allowances                738,665      719,214
Accrued interest receivable                          9,627        7,490
Real estate acquired in settlement of loans, net       569          892
Office properties and equipment, net                19,172       18,522
Cash surrender value of life insurance              19,023       18,654
Prepaid expenses and other assets                    1,436        1,423
                                                   -------      -------
  TOTAL ASSETS                                   $ 883,066    $ 852,411
                                                   =======      =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                         $ 630,790    $ 611,667
Federal Home Loan Bank advances                    168,452      158,240
Advance payments by borrowers for
  taxes and insurance                                  450          847
Other liabilities                                    4,404        3,815
                                                   -------      -------
  Total liabilities                                804,096      774,569

TOTAL STOCKHOLDERS' EQUITY                          78,970       77,842
                                                   -------      -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                         $ 883,066    $ 852,411
                                                   =======      =======















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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               AND RELATED SELECTED OPERATING DATA
      (In thousands of dollars, except earnings per share)
                           (Unaudited)

                                Three Months Ended    Six Months Ended
                                     June 30,            June 30,
                                ------------------    -----------------
                                 2006        2005      2006       2005
                                ------      ------    ------     ------

  Interest income             $ 13,737    $ 11,001  $ 26,826   $ 21,597
  Interest expense               6,704       4,588    12,891      8,716
                                ------      ------    ------     ------
  Net interest income            7,033       6,413    13,935     12,881
  Provision for loan losses        359         287       643        536
                                ------      ------    ------     ------
  Net interest income after
    provision for loan losses    6,674       6,126    13,292     12,345
  Noninterest income             2,085       1,724     4,402      3,294
  Noninterest expenses           5,378       4,979    11,400      9,876
                                ------      ------    ------     ------
  Income before income taxes     3,381       2,871     6,294      5,763
  Income tax provision           1,106         922     2,034      1,850
                                ------      ------    ------     ------
  Net income                     2,275       1,949     4,260      3,913
                                ======      ======    ======     ======




  Earnings Per Share:
    Basic                      $  0.45     $  0.39   $  0.85    $  0.79
                                  ====        ====      ====       ====
    Diluted                    $  0.44     $  0.37   $  0.83    $  0.75
                                  ====        ====      ====       ====
    Cash Dividends Declared    $  0.14     $  0.12   $  0.28    $  0.24
                                  ====        ====      ====       ====

  Selected Operating Data (Annualized):
  Interest rate spread            3.36%       3.35%     3.35%     3.43%
  Net interest margin             3.46%       3.45%     3.44%     3.53%
  Return on average assets        1.04%       0.98%     0.98%     1.00%
  Noninterest expenses to
    average assets                2.46%       2.50%     2.62%     2.53%
  Return on average equity       11.57%      10.27%    10.88%    10.34%








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